Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

TRANSITION SERVICES AGREEMENT

AMONG

SURGALIGN SPV, INC.,

SURGALIGN SPINE TECHNOLOGIES, INC.,

AND

XTANT MEDICAL HOLDINGS, INC.

DATED FEBRUARY 28, 2023

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

TABLE OF CONTENTS

1.	Definitions	4

2.	Services	7

2.1	Transition Services	7

2.2	Transition Services Period	7

2.3	Additional Services	7

2.4	Use of Transition Services	8

2.5	Standard of Transition Services	8

2.6	Shortfall in Services	8

2.7	Consents	8

2.8	Subcontractors	9

2.9	Modifications to Services	9

3.	Transition Service Management	9

4.	Access and Information	9

4.1	Access to Facilities	9

4.2	Access to Systems	9

4.3	Access to Information	10

5.	Co-location and Facilities Matters	10

6.	Payment for Transition Services	10

6.1	Service Charges	10

6.2	Other Expenses	10

6.3	Interest	10

6.4	Taxes	11

6.5	No Right to Set-Off	11

7.	Confidential Information	11

7.1	Obligations of Confidentiality	11

7.2	Exceptions	12

7.3	Compelled Disclosure	12

7.4	Return of Materials	12

8.	Disclaimer, Liability	13

8.1	Disclaimer of Warranties	13

8.2	Disclaimer of Damages	13

8.3	Limitation of Liability	13

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.	Indemnification	13

9.1	Indemnification by Provider	13

9.2	Indemnification Procedures	13

10.	Force Majeure	13

11.	Dispute Resolution	14

12.	Term; Termination	14

12.1	Term	14

12.2	Extension	15

12.3	Early Termination	15

12.4	Return of Books, Records and Materials	15

12.5	Effect of Termination	15

13.	General	16

13.1	Governing Law	16

13.2	Notices	16

13.3	Audit Rights	17

13.4	Successors and Assigns	17

13.5	Entire Agreement; Amendments	17

13.6	Waivers	18

13.7	Partial Invalidity	18

13.8	Execution in Counterparts	18

13.9	Waiver of Jury Trial	18

13.10	Interpretation	18

13.11	Independent Contractors; Lack of Authority	19

13.12	Jurisdiction; Enforcement	19

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Execution Version

CONFIDENTIAL

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT, (this “Agreement”) dated as of February 28, 2023 (the “Effective Date”), by and among Surgalign SPV, Inc. (the “Company”), a Delaware corporation and wholly owned subsidiary of Surgalign Spine Technologies, Inc., a Delaware corporation (“Seller”), Seller and Xtant Medical Holdings, Inc., a Delaware corporation (“Buyer”).

WHEREAS, pursuant to that certain Equity Purchase Agreement (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), dated as of February 28, 2023, by and among Buyer, the Company, Seller and Surgalign Holdings, Inc., a Delaware corporation, Buyer has agreed to purchase from the Seller, all of the Shares; and

WHEREAS, (a) Seller has agreed to provide, or cause to be provided, to Buyer and its Affiliates on and after the Effective Date after giving effect to the Closing, as defined below, certain transitional services on the terms and subject to the conditions set forth in this Agreement and (b) Buyer has agreed to provide, or cause to be provided, to Seller and its Affiliates on and after the Effective Date after giving effect to the Closing, certain transitional services on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, it is hereby agreed by and among Seller and Buyer as follows:

1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1. Capitalized terms not otherwise defined herein have the meaning set forth in the Purchase Agreement.

1.1 “Additional Services” has the meaning set forth in Section 2.3.

1.2 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used herein, “control” means the power to direct the management or affairs of a Person through the ownership of more than 50% of the voting equity securities of such Person.

1.3 “Agreement” has the meaning set forth in the preamble.

1.4 “Buyer” means has the meaning set forth in the preamble.

1.5 “Buyer Services” has the meaning set forth in Section 2.1.

1.6 “Buyer Services Manager” has the meaning set forth in Section 3.

1.7 “Closing” means the closing of the transactions contemplated by the Purchase Agreement.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.8 “Closing Date” means the date on which the Closing shall occur.

1.9 “Coflex Business” means the business related to the design, manufacture, sale and operation of the Coflex and Cofix products in the United States, as conducted by Seller and its Affiliates as of the Closing Date.

1.10 “Confidential Information” means any non-public, commercially proprietary or sensitive information (or materials) belonging to, concerning or in the possession or control of a party to this Agreement or its Affiliates (the “Disclosing Party”) that is furnished, disclosed or otherwise made available to the other party to this Agreement (or entities or persons acting on the other party’s behalf) (the “Receiving Party”) in connection with this Agreement and which is either marked or identified in writing as confidential, proprietary, secret or with another designation sufficient to give notice of its sensitive nature, or is of a type that a reasonable person would recognize it to be commercially sensitive.]

1.11 “Disclosing Party” has the meaning set forth in the term “Confidential Information”

1.12 “Dispute” has the meaning set forth in Section 10(a).

1.13 “Effective Date” has the meaning set forth in the preamble.

1.14 “Extension Period” has the meaning set forth in Section 11.2.

1.15 “Force Majeure” has the meaning set forth in Section 9.

1.16 “Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

1.17 “Guest User” has the meaning set forth in Section 4.1.

1.18 “Host” has the meaning set forth in Section 4.1.

1.19 “Inspecting Party” has the meaning set forth in Section 12.3(a).

1.20 “Law” means any law, statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Body.

1.21 “Legal Proceeding” means any action, suit, claim, demand, summons, citations or subpoena, audit, hearing, public meeting or inquiry of any kind or nature whatsoever, civil, criminal, administrative, regulatory or otherwise, at Law or in equity, whether or not such matter is before a Governmental Body or any other Person.

1.22 “Legal Requirement” has the meaning set forth in Section 6.3.

1.23 “Losses” has the meaning set forth in Section 8.1.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.24 “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

1.25 “Provider” means the party providing, or causing to be provided a Transition Service.

1.26 “Purchase Agreement” has the meaning set forth in the first paragraph.

1.27 “Receiving Party” has the meaning set forth in the term “Confidential Information.”

1.28 “Recipient” means the party to whom a Transition Service is being provided.

1.29 “Recipient Indemnified Parties” has the meaning set forth in Section 9.1.

1.30 “Recipient Materials” has the meaning set forth in Section 6.4.

1.31 “Regulatory Authorities” has the meaning set forth in Section 12.3(b).

1.32 “Seller” has the meaning set forth in the preamble.

1.33 “Seller Services” has the meaning set forth in Section 2.1.

1.34 “Seller Services Manager” has the meaning set forth in Section 3.

1.35 “Service Charge” has the meaning set forth in Section 5.1.

1.36 “Service Charges” has the meaning set forth in Section 5.1.

1.37 “Services Managers” has the meaning set forth in Section 3.

1.38 “Significant Service Shortfall” has the meaning set forth in Section 2.6.

1.39 “Software” means computer software and software systems (including data, source code and object code, databases and related documentation).

1.40 “Systems” has the meaning set forth in Section 4.1.

1.41 “Term” has the meaning set forth in Section 11.1.

1.42 “Termination Charges” has the meaning set forth in Section 11.3.

1.43 “Termination Date” has the meaning set forth in Section 11.3.

1.44 “Transition Period” has the meaning set forth in Section 2.2.

1.45 “Transition Services” has the meaning set forth in Section 2.1.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2. Services.

2.1 Transition Services. Upon the terms and subject to all of the conditions contained herein, Seller shall provide (or cause to be provided) to Buyer the services listed in Annex A attached hereto (the “Seller Services”), and Buyer shall provide (or cause to be provided) to Seller the services listed in Annex B attached hereto (the “Buyer Services”, and collectively with the Seller Services and any Additional Services, the “Transition Services”).

2.2 Transition Services Period. The Transition Services set forth on Annex A and Annex B shall commence on the date hereof and shall continue for the applicable period identified on Annex A and Annex B, (the “Transition Period”). The parties acknowledge the transitional nature of the Transition Services. Accordingly, each Recipient shall use its commercially reasonable efforts to replace, and cease the use of, the Transition Services to be provided hereunder as soon as reasonably practicable after the date hereof so that the Transition Services are terminated by the end of their designated Transition Period.

2.3 Additional Services. If, after the date hereof, Seller or Buyer identifies to the other in writing a service, system, Software or facility that (a) Seller or its Affiliates have provided to (or procured the provision of for) the Business prior to the Closing Date that the Buyer reasonably determines that it needs in order for the Business to continue to operate in substantially the same manner in which the Business operated prior to the Closing Date and such service, system, Software or facility was not included in Annex A (other than because the parties specifically agreed in writing that such service, system, Software or facility shall not be provided), or (b) the Business transferred to Buyer provided to (or procured the provision of for) Seller or its Affiliates (other than with respect to the Business transferred to the Buyer) prior to the Closing Date that Seller reasonably determines that it needs in order for Seller or its Affiliates to continue to operate in substantially the same manner in which Seller or its Affiliates (other than the Business transferred to Buyer) operated prior to the Closing Date, and such service, system, Software or facility was not included in Annex B (other than because the parties specifically agreed in writing such service, system, Software or facility shall not be provided), then, in each case, Buyer and Seller shall use all reasonable endeavors, acting reasonably and in good faith, to provide (or procure the provision of) such services or access to such systems, Software or facilities in such scope, service level and duration (as applicable) as may be reasonably requested by party requesting such services (such additional services, systems, Software or facilities, the “Additional Services”) in accordance with the provisions of this Agreement. The parties shall mutually agree in good faith to the terms related to such Additional Services and the parties shall amend Annex A or Annex B, as applicable, in writing to include such Additional Services (including the incremental fees and termination dates with respect to such Additional Services) and such Additional Services shall be deemed Transition Services hereunder, and accordingly, Provider shall provide such Additional Services, or cause such Additional Services to be provided, in accordance with the terms and conditions of this Agreement; provided, however, that (i) except with respect to changes to the duration of Transition Services or Additional Services, a Recipient shall have no more than six (6) months after the date hereof to request Additional Services and (ii) in no event shall a Provider be required to provide, or cause to be provided, such Additional Service for more than eighteen (18) months after the Closing Date.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.4 Use of Transition Services. A Recipient shall not resell or make available the Transition Services to third parties and shall only use the Transition Services for substantially the same purposes and in substantially the same manner as the Transition Services had been used by Seller with respect to the Business immediately prior to the Closing Date.

2.5 Standard of Transition Services. Each Provider shall provide each Transition Service under this Agreement with same skill, quality, level of service, scope and volumes that the Transition Services were provided to the Business in the ordinary course of business and consistent with past practices immediately prior to the Closing Date. Each Recipient understands and agrees that Provider is not in the business of providing transition services to third parties, and under no circumstances shall a Provider be held accountable to a higher standard of care or one that is appropriate for a party in the business of furnishing transition or similar services to third parties. Notwithstanding any other provision of this Agreement, no Provider shall be required to perform or make available, nor shall any Provider be liable under this Agreement for any failure to perform or make available, any Transition Services or for the nature, volume, quality or standard of care at which Transition Services are provided, in each case, to the extent the provision or availability of such Transition Services would, in the opinion of a Provider’s counsel, violate, breach or conflict with its obligations under any Legal Requirement or any license, contract or other agreement applicable to such Transition Services or by which such Provider or any of its Affiliates is bound. If there is any restriction on any Provider under any Legal Requirement or any existing license, contract or other agreement with a third party that would restrict the nature, volume, quality or standard of care applicable to delivery of the Transition Services to be provided by a Provider to Recipient, such Provider shall use commercially reasonable efforts in good faith to provide such Transition Services in a manner as closely as possible to the standards described in this Section 2.5 without violating such restriction.

2.6 Shortfall in Services. If Recipient provides Provider with written notice of the occurrence of any Significant Service Shortfall (as defined below) in the Transition Services, as reasonably determined by Recipient in good faith, Provider shall use commercially reasonable efforts to rectify such Significant Service Shortfall as soon as reasonably possible. For purposes of this Section 2.6, a “Significant Service Shortfall” shall be deemed to have occurred if the timing or quality of performance of one or more Transition Services provided by Provider hereunder falls below the standard required by Section 2.5 hereof; provided Provider’s obligations under this Agreement shall be relieved to the extent, and for the duration of, any Force Majeure event as set forth in Section 9.

2.7 Consents. Notwithstanding any provision of this Agreement to the contrary, if the provision of any Transition Service as contemplated by this Agreement requires the consent, license or approval not previously obtained of any third party that is a service vendor as of Closing, each party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to obtain as promptly as possible after the date of this Agreement such consent, license, or approval. Each party shall be responsible for fifty percent (50%) of all out-of-pocket costs associated with obtaining such third party consents, licenses or approvals, including any payments that are required to such third party vendor (it being understood that the cost of obtaining third party consents required for the expansion of Transition Services beyond pre-Closing levels shall be the sole responsibility of Recipient).

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.8 Subcontractors. Except as otherwise specified on Annex A or Annex B, a Provider may upon written notice to Recipient use subcontractors to provide, or assist Provider and its Affiliates in the provision of, the Transition Services; provided, however, that no such subcontracting shall relieve such Provider from any of its obligations or liabilities hereunder, and Provider shall remain responsible for all obligations or liabilities of such subcontractor with respect to the providing of such service or services as if provided by Provider.

2.9 Modifications to Services. Each Recipient acknowledges that a Provider may be providing similar services, or services that involve the same resources as those used to provide the Transition Services, to its internal organizations, other Affiliates or third parties. Each Provider reserves the right to modify the Transition Services in connection with changes to its internal organization in the ordinary course of business. No Provider will be required to increase staffing, acquire equipment, make any capital expenditure or alter or modify its operations, procedures, method of doing business, reporting mechanisms or information technology systems in order to perform any Transition Service.

3. Transition Service Management. Seller hereby designates Ryan Larson to act as its initial services manager (the “Seller Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Seller Services and have authority to act on Seller’s behalf with respect to matters relating to this Agreement. Buyer hereby designates Scott Neils to act as its initial services manager (the “Buyer Services Manager”, and together with the Seller Services Manager, the “Services Managers”), who will be directly responsible for coordinating and managing the delivery of Buyer Services and have authority to act on Buyer’s behalf with respect to matters relating to this Agreement. In addition to performing the obligations of the parties as described in this Section 3, the Services Managers shall regularly communicate and discuss, by telephone and such other means, and at such times, as the Services Managers may agree, (i) the Transition Services and the status and progress of the other activities contemplated by this Agreement and (ii) any issues which could reasonably be expected to affect the provision or receipt of the Transition Services and the costs, expenses, resources, personnel, licenses, rights, services or other factors required to provide such Transition Services. Notwithstanding the requirements of Section 11.1, all communications pursuant to this Agreement regarding routine matters involving delivery of the Transition Services set forth in Annex A and Annex B shall be made through the Services Managers (or such other individuals specified by the Services Manager in writing and delivered to the parties by email transmission with receipt confirmed). A party may designate a replacement Services Manager by notifying the other party in writing in accordance with Section 11.1.

4. Access and Information.

4.1 Access to Systems. If a Provider and/or Recipient (or any of their respective representatives) are at any time given access (each in such capacity, a “Guest User”) to the other’s computer system(s) or software (collectively, “Systems”) in connection with the performance of this Agreement, such Guest User shall comply with the other party’s (each in such capacity, a “Host”) Systems security policies, procedures and requirements (including physical security, network access, internet security, confidentiality and personal data security guidelines) which the Host makes known to the Guest User from time to time. Guest User shall ensure that such access shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.2 Access to Information. Each Recipient shall make available on a timely basis to a Provider all instructions, access, information, cooperation, data and materials reasonably requested by such Provider to enable it to provide the Transition Services hereunder. Each Recipient shall be responsible for any additional costs and expenses, and any reduction in the standards of the Transition Services, resulting from any delay by such Recipient in providing such instructions, access, information, cooperation, data and materials. Notwithstanding the foregoing, if a Recipient fails to provide such instructions, access, information, cooperation, data and materials, or fails to perform a prerequisite act, within ten (10) days after written notice thereof, no Provider shall have liability for failing to perform such Transition Service.

5. Payment for Transition Services.

5.1 Service Charges. Each Provider shall provide the Transition Services at the cost specified on Annex A (each, a “Service Charge” and collectively, the “Service Charges”). Each Provider shall issue any invoices every two weeks in respect of any Transition Services and payment for such Transition Services shall be due thirty (30) days following receipt of each invoice by a Recipient; provided, that costs related to payroll and employee benefits shall be invoiced immediately upon processing of payroll and payment for such amounts shall be due upon receipt. Transition Services charged on a bi-weekly basis that are provided for partial periods shall be charged for pro rata, based on a 30-day period. If at any time a Provider believes that the Service Charges are insufficient to compensate it for the cost of providing the Transition Services it is obligated to provide hereunder, such Provider shall notify Recipient and the parties shall commence good faith negotiations toward an agreement as to the appropriate course of action with respect to pricing of such Transition Services for future periods. This Section 5.1 shall survive any termination of this Agreement with respect to Transition Services performed pursuant to this Agreement for which a Provider has not yet been paid.

5.2 Other Expenses. In addition to the Service Charges payable pursuant to Section 5.1, each Provider may charge Recipient for any of such Provider’s reasonable and documented out-of-pocket costs or expenses incurred by such Provider in connection with performing any of the Transition Services. Each Provider may invoice Recipient for any such out-of-pocket costs or expenses incurred by such Provider in connection with performing any of the Transition Services, which shall set forth in reasonable detail, with such supporting documentation as Recipient may reasonably request in writing with respect to such out-of-pocket costs or expenses, and Recipient shall pay any such invoices within thirty (30) days after its receipt of such invoices.

5.3 Interest. All payments required to be made pursuant to this Agreement shall bear interest from and including the date after such payment is due to but excluding the date of payment at an annual rate equal to 30-day SOFR in effect from time to time during the period, as reported in The Wall Street Journal. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of the number of days (excluding the payment date) by which the payment date follows the date such payment is due.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.4 Taxes.

(a) Sales Tax or Other Transfer Taxes. Each Recipient shall bear any and all sales, use, transaction and transfer taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any Service Charges payable by Recipient pursuant to this Agreement.

(b) Withholding Tax or Other Similar Taxes. If any withholding or deduction from any payment under this Agreement by Recipient in relation to any Transition Service is required in respect of any taxes pursuant to any Legal Requirements, Recipient will: (i) gross up the amount payable such that the applicable Provider receives an amount equal to the amount of the Service Charges in respect of that Transition Service, net of the withholding or deduction, (ii) deduct such tax from the amount payable to such Provider, (iii) pay the deducted amount referred to in clause (ii) to the relevant Governmental Body; and (iv) promptly forward to such Provider a withholding tax certificate evidencing that payment.

(c) Cooperation. Each Recipient and Provider will take reasonable steps to cooperate to minimize the imposition of, and the amount of, taxes described in this Section 5.4.

5.5 No Right to Set-Off. Recipient shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to a Provider under this Agreement on account of any obligation owed by a Provider to Recipient that has not been finally adjudicated, settled or otherwise agreed upon by the parties in writing; provided, however, that Recipient shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the parties in writing against amounts owed by Recipient to a Provider under this Agreement.

6. Confidential Information.

6.1 Obligations of Confidentiality. Each Receiving Party acknowledges that it may be furnished, receive or otherwise have access to Confidential Information of the Disclosing Party in connection with this Agreement. A Disclosing Party’s Confidential Information shall remain the property of such Disclosing Party, unless otherwise expressly by the other provisions of this Agreement. As necessary to accomplish the purposes of this Agreement, each Receiving Party may disclose Confidential Information of the Disclosing Party to any employee, officer, director, contractor, service provider, agent or representative of such Receiving Party who has a legitimate need to know the information in question for the purposes of this Agreement and who is bound to such Receiving Party to protect the confidentiality of the information and materials in a manner substantially equivalent to that required of such Receiving Party. A Receiving Party may also disclose Confidential Information of the Disclosing Party to such Receiving Party’s regulatory agencies, legal counsel, and auditors provided they are made aware of such Receiving Party’s obligations of confidentiality with respect to the Disclosing Party’s Confidential Information. Each Receiving Party shall be liable for the conduct of any of any person or entity to whom it provides or permits to access the Disclosing Party’s Confidential Information. Each Receiving Party shall keep the Confidential Information of the Disclosing Party confidential and secure and shall protect it from unauthorized use or disclosure.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.2 Exceptions. The foregoing obligations of confidentiality and non-use do not apply to any particular information of the Disclosing Party that a Receiving Party can demonstrate: (a) is in the public domain at the time of disclosure; (b) is independently developed by Receiving Party without use of, reference to or reliance on the Disclosing Party’s Confidential Information; or (c) becomes known by Receiving Party from a source other than the Disclosing Party without breach of this Agreement and is not subject to an obligation of confidentiality.

6.3 Compelled Disclosure. If a Receiving Party is requested or required to disclose any of the Disclosing Party’s Confidential Information under a subpoena, court order, statute, law, rule, regulation, regulatory request or other similar requirement (a “Legal Requirement”), such Receiving Party shall, to the extent not precluded by Law, provide prompt notice of such Legal Requirement to the Disclosing Party so the Disclosing Party may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If the Disclosing Party is not successful in obtaining a protective order or other appropriate remedy and the Receiving Party is, in the reasonable opinion of its counsel, legally compelled to disclose such Confidential Information, or if the Disclosing Party waives compliance with the provisions of this Agreement in writing, such Receiving Party may disclose, without liability hereunder, such Confidential Information in accordance with, but solely to the extent necessary, in the reasonable opinion of its counsel, to comply with the Legal Requirement.

6.4 Return of Materials. Promptly following the termination of this Agreement or the earlier termination of a Transition Service for which a Provider has possession of any tangible books, records or other data (to the extent such books, records or other data are the property of a Recipient), whether in hard copy or current or archived copies of computer files (collectively, the “Recipient Materials”), such Provider shall, and shall cause its Affiliates and subcontractors to, at Recipient’s option, promptly return at such Provider’s cost and expense (other than shipping and delivery charges, which shall be borne solely by Recipient) or promptly destroy and certify the destruction of, all of such Recipient Materials (including all copies thereof), except (a) as otherwise required by any Legal Requirement, (b) to the extent that Recipient Materials are retained on e-mail platforms, in archival back-up tapes or similar storage media or are otherwise retained in accordance with the internal policies of a Provider, in which case Recipient Materials are not to be used for any purpose by a Provider other than for archival purposes, or (c) to the extent that Recipient Materials are required by a Provider to provide or receive Transition Services that have not yet terminated or to satisfy obligations under the Purchase Agreement or any of the ancillary agreements contemplated by the Purchase Agreement.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7. Disclaimer, Liability.

7.1 Disclaimer of Warranties. EXCEPT AS OTHERSWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE TRANSITION SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE TRANSITION SERVICES PROVIDED TO IT AND THAT NO PROVIDER MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSITION SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE TRANSITION SERVICES FOR A PARTICULAR PURPOSE AND RECIPIENT HEREBY ACKNOWLEDGES SUCH DISCLAIMER.

7.2 Disclaimer of Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL EXEMPLARY OR PUNITIVE DAMAGES, LOSS OF REVENUES, LOSS OF PROFITS OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, WHETHER ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The exclusions on damages set forth in this Section 7.2 shall not apply to Losses based on (i) gross negligence or willful misconduct and/or (ii) a breach of a party’s obligations set forth in Section 6.

7.3 Limitation of Liability. NO PROVIDER OR ANY OF ITS AFFILIATES (AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND OTHER REPRESENTATIVES) SHALL BE LIABLE TO A RECIPIENT AND ITS AFFILIATES (AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND OTHER REPRESENTATIVES) IN AN AMOUNT GREATER THAN TO THE SERVICE CHARGES PAID OR PAYABLE FOR THE TRANSITION SERVICES BY RECIPIENT TO PROVIDER DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRIOR TO THE DATE OF THE EVENT GIVING RISE TO SUCH LIABILITY. The limitations on liability set forth in this Section 7.3 shall not apply to Losses based on gross negligence or willful misconduct.

8. Indemnification. Each Provider shall indemnify and hold harmless each relevant Recipient and each of its Affiliates (collectively, the “Recipient Indemnified Parties”) from and against all losses, damages, liabilities or costs, including attorney’s fees and costs (“Losses”) of Recipient Indemnified Parties based upon or arising in connection with any third-party claim or action with respect to (i) the gross negligence or willful misconduct of a Provider, any of its Affiliates, any of its or their subcontractors or any of its or their respective employees, officers or directors in connection with the provision of Transition Services under this Agreement; and/or (ii) a Provider’s breach of its obligations set forth in Section 6.

9. Force Majeure. If a party, its Affiliates or its or their respective subcontractors is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement (other than a payment obligation) or providing any Transition Services by reason of any severe or adverse weather conditions, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power,

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

raw materials or components, any Legal Requirements, malfunctions of equipment or software programs under maintenance agreements, riot, civil commotion, war, rebellion, acts of terrorism, nuclear accident or other causes beyond the reasonable control of any such Person or other acts of God, or acts, omissions or delays in acting by any Governmental Body (a “Force Majeure”), then upon notice to the other party the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and such party shall have no liability to the other party, its Affiliates or any other Person in connection therewith. Upon the cessation of the Force Majeure event, Provider shall use commercially reasonable efforts to resume, or to cause the relevant Affiliate or subcontractor, to resume, its performance with the least practicable delay.

10. Dispute Resolution.

(a) Upon receiving written notice of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach, violation or termination of any provision of this Agreement, or calculation or allocation of the costs of any Transition Service, including claims seeking redress or asserting rights under any Legal Requirements (each, a “Dispute”), the parties agree that the Seller Services Manager and the Buyer Services Manager (or such other people as the parties may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably. If such Dispute has not been resolved to the mutual satisfaction of each party within twenty (20) days after the initial notice of the Dispute (or such longer period as mutually agreed upon by the parties in writing), then, each party shall give notice to the other party identifying an executive officer of the notifying party who has authority to resolve the Dispute with the other party’s designated executive officer who is similarly authorized, each of whom shall negotiate in good faith in an attempt to resolve such Dispute amicably for an additional fifteen (15) days (or such longer period as mutually agreed upon by the parties in writing). If at the end of such time such persons are unable to resolve such Dispute amicably, then each party may bring an action regarding such Dispute as set forth in Section 12.1. Until completion of such procedures, no party may take any action to force a resolution of a Dispute by any judicial or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted by this Agreement or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm.

(b) All offers of compromise or settlement among the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

11. Term; Termination.

11.1 Term. The term (the “Term”) of this Agreement shall commence as of the date hereof and, subject as to any Transition Service continuing only to the earlier expiration of the Transition Period with respect thereto, shall continue until the earliest of: (a) the date on which the last of the Transition Service under this Agreement is terminated; or (b) the date on which this Agreement is terminated by mutual agreement of the parties.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.2 Extension. If, after the date hereof, a Recipient identifies that it is not able by the end of the Transition Period to complete its migration of one or more Transition Services, then upon written notice provided to the applicable Provider at least thirty (30) days prior to the end of the applicable Transition Period, such Recipient shall have the right to request and cause such Provider to provide such Transition Services for up to ninety (90) additional days or such longer period set forth in Annex A or Annex B, as applicable, (an, “Extension Period”); provided that Recipient shall pay all applicable Service Charges for such Transition Services, unless otherwise set forth in Annex A or Annex B, as applicable.

11.3 Early Termination. If a Recipient wishes to terminate a Transition Service in whole (by service line item basis on Annex A or Annex B, as applicable) on a date that is earlier than the end of the Transition Period, Recipient shall notify Provider in writing of the proposed date on which such Transition Service (by service line item basis on Annex A or Annex B, as applicable) shall terminate (the “Termination Date”), at least thirty (30) days prior to the Termination Date. Effective on the Termination Date, such Transition Service shall be discontinued and thereafter, this Agreement shall be of no further force and effect with respect to such Transition Service, except as to obligations accrued prior to the Termination Date. In connection with such early termination, each Recipient shall pay Provider all third party costs and expenses (excluding severance and other amounts payable to such Provider’s own employees) payable as a result of any early termination or reduction of a Transition Service, which costs and expenses may include breakage fees, early termination fees, and minimum volume charges with respect to terminated Transition Services (all such costs and expenses, “Termination Charges”).

11.4 Return of Books, Records and Materials. Subject in all cases to the parties’ respective rights and responsibilities regarding books, records and files set forth in the Purchase Agreement, upon the expiration or termination of a Transition Service with respect to which either party holds books, records or files, including current copies of computer files, owned by the other party, the party holding such books, records or files shall return them as soon as reasonably practicable to the other party upon the written request of the other party, except that one (1) copy of all such books, records or files may be retained by the returning party for the sole purpose of enforcing such party’s rights under this Agreement or defending against claims of breach and the returning party shall not be required to return archived copies of computer files created pursuant to such party’s standard electronic backup and internal archival procedures, subject in each case to the requirements of Section 3 hereunder.

11.5 Effect of Termination. Upon termination of this Agreement in accordance herewith, all obligations of the parties under this Agreement shall terminate and there shall be no liability of any party to the other party, except that such termination shall not relieve any party of any payment obligation arising prior to the date of such termination and except that the provisions of Sections 5, 6, 7, 8, 9, 10, 11.4, this Section 11.5, and Sections 12.1, 12.2 12.3(b), 12.4, 12.5, 12.6, 12.7, 12.8, 12.9, 12.10, 12.11, and 12.12 shall survive any termination hereof.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12. General.

12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

12.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by email, or sent by private overnight courier or by registered or certified mail, and shall be deemed given when delivered personally, by facsimile, by email or by courier or otherwise, as follows:

If to Buyer, addressed to:

Xtant Medical Holdings, Inc.

664 Cruiser Lane

Belgrade, Montana 59714

______________________________

Attention: _____________________

Facsimile:

Email:

with a copy to (which shall not constitute notice):

Fox Rothschild LLP

33 South 6th Street, Suite 3600

Minneapolis, MN 55402

______________________________

Attention: Thomas Letscher

Facsimile: (612) 607-7100

Email: tletscher@foxrothschild.com

If to Seller, addressed to:

Surgalign Spine Technologies, Inc.

520 Lake Cook Road, Suite 315

Deerfield, Illinois 60015

Attention: Paolo G. Amoruso

Email: pamoruso@surgalign.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121-2133

Attention: Larry W. Nishnick, Esq, larry.nishnick@us.dlapiper.com or to such other address as such party may indicate by a notice delivered to the other party hereto.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.3 Audit Rights.

(a) Notwithstanding the other rights of access of the parties under this Agreement, each party shall afford the other party and its designated representatives (the “Inspecting Party”), upon reasonable advance written notice and during normal business hours, reasonable access to review and audit such party’s records relating to the performance or receipt, as applicable, of the Transition Services, at the Inspecting Party’s sole cost and expense; provided, however, such review or audit (i) shall be conducted in a manner reasonably designed to protect the confidentiality of information of the non-Inspecting Party, (ii) shall not be required to be granted more than once in any period of 365 consecutive days and (iii) shall not interfere with any of the business or operations of the non-Inspecting Party or its Affiliates.

(b) Recipient’s business operations are audited regularly by various government agencies having supervisory and regulatory authority with jurisdiction over Recipient (collectively, the “Regulatory Authorities”), which may have authority to examine Provider in relation to its performance hereunder for purposes of evaluating safety and soundness related risks, financial and operational viability, and Recipient’s compliance with Legal Requirements. Accordingly, upon at least forty-eight (48) hours advance notice (or less if required by Legal Requirements), any such Regulatory Authority with such authority may require reports from and perform onsite inspections of Provider and Provider shall cooperate with and provide such reports and provide onsite access to such Regulatory Authority at all reasonable times to enable Regulatory Authorities to confirm that Provider is meeting all applicable regulatory and other legal requirements which Provider is required to comply with in connection with performance of its obligations to Recipient under this Agreement.

12.4 Successors and Assigns. Neither party may assign this Agreement or any of its rights hereunder to any third Person without the written consent of the other party, except that either party may assign its rights hereunder to an Affiliate. Any assignment hereunder shall not relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except as set forth in Section 9 with respect to Recipient Indemnified Parties, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.4 any right, remedy or claim under or by reason of this Agreement.

12.5 Entire Agreement; Amendments. This Agreement, the Annexes referred to herein, the Purchase Agreement and the other documents executed in connection with the Purchase Agreement constitute the entire agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.6 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. For this purpose, an email, even if it includes a signature block of the sender, shall not be considered a “writing”, although an electronic copy of a document duly executed on behalf of a party hereto shall be considered a “writing” even if transmitted by email or other electronic means. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.7 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.8 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Provider and Recipient.

12.9 Waiver of Jury Trial. Each party hereto waives the right to a trial by jury in any litigation, proceeding or other legal action in connection with or relating to this Agreement.

12.10 Interpretation. In this Agreement (including in any Annex):

(a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(b) “including” means “including without limitation”;

(c) “business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States or the State of New York;

(d) the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement (including any Annexes);

(e) when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day that is a business day;

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(f) all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds;

(g) money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the party that is to receive such money;

(h) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular Section in which such words appear;

(i) references herein to articles, sections, exhibits and schedules mean the articles and sections of, and the exhibits and schedules attached to, this Agreement;

(j) Annexes referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein;

(k) the word “or” shall not be exclusive; and

(l) unless the context otherwise requires, references herein: (i) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.

12.11 Independent Contractors; Lack of Authority. The parties acknowledge and agree that the relationship between Provider and Recipient established by this Agreement is for all purposes that of independent contractors, and that nothing contained in this Agreement shall be deemed or construed to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither party shall have the authority to commit the other party to any binding obligation or to execute, on behalf of the other party, any agreement, lease or other document creating legal obligations on the part of the other party, and neither party shall represent to any third party that it has such authority.

12.12 Jurisdiction; Enforcement. Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other Legal Proceeding based upon fraud) shall be brought or otherwise commenced exclusively in the Delaware Court of Chancery, and to the extent the Delaware Court of Chancery rejects jurisdiction, in any state or federal court located in the County of New Castle, State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction in the Delaware Court of Chancery, and to the extent the Delaware Court of Chancery rejects jurisdiction, each state and federal court located in the County of New Castle, State of Delaware (and each appellate court located in the County of New Castle, State of Delaware) in connection with any such action, suit or Legal Proceeding; (ii) agrees that the Delaware Court of Chancery and each state and federal court located in the County of New Castle, State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in the Delaware Court of Chancery or any state or federal court

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

located in the County of New Castle, State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Signature page follows.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SURGALIGN SPINE TECHNOLOGIES, INC.

By:	/s/ Terry Rich
Name:	Terry Rich
Title:	President and Chief Executive Officer

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean E. Browne
Name:	Sean E. Browne
Title:	President and Chief Executive Officer

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ANNEX A

TRANSITION SERVICES

[***]

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ANNEX B

TRANSITION SERVICES

None.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.